                            SCHEDULE 14C INFORMATION

                INFORMATION STATEMENT PURSUANT TO SECTION 14(C)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                              (Amendment No. _____)

Check the appropriate box:

[X]   Preliminary Information Statement
[_] Confidential, For Use of the Commission Only (as Permitted by Rule 14c-5(d)(2))
[_]   Definitive Information Statement

                    ADVANCED REFRIGERATION TECHNOLOGIES, INC.
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                (Name of Registrant as Specified in Its Charter)

Payment of filing fee (Check the appropriate box):

[X] No fee required.
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
(1) Title of each class of securities to which transaction applies:

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(2) Aggregate number of securities to which transaction apply:

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(3)   Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

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(4)   Proposed maximum aggregate value of transaction: $

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(5)   Total fee paid: $

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[_] Fee paid previously with preliminary materials:
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[_]   Check box if any part of the fee is offset as provided by Exchange Act
      Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)   Amount previously paid:

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(2) Form, schedule or registration statement no.:

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(3) Filing party:

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(4) Date filed:

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                   ADVANCED REFRIGERATION TECHNOLOGIES, INC.
                                9309 Narnia Drive
                           Riverside, California 92503

                              INFORMATION STATEMENT

                                 March ___, 2003

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. THE ACTIONS, DEFINED BELOW, HAS ALREADY BEEN APPROVED BY WRITTEN CONSENT OF HOLDERS OF A MAJORITY OF THE OUTSTANDING COMMON STOCK OF THE COMPANY. A VOTE OF THE REMAINING SHAREHOLDERS IS NOT NECESSARY.

General

This Information Statement is first being furnished on or about March ___ 2003 to shareholders of record as of the close of business on March 5, 2003 (the "Record Date") of the common stock, no par value per share (the "Common Stock") of Advanced Refrigeration Technologies, Inc. (the "Company") in connection with the following (the "Actions"):

- Approval of the grant of discretionary authority to the Board of Directors to effect a reverse stock split of the Company's outstanding shares of Common Stock at a ratio within the range from one-for-five to one-for-ten.

- Approval of the amendment of the Company's Articles of Incorporation to increase its authorized capital to a total of 60 million shares consisting of 50 million shares of common stock and 10 million shares of preferred stock.

The Board of Directors has approved, and a majority of the shareholders (the "Consenting Shareholders") representing not less than 1,786,700 shares of the 3,322,840 shares outstanding of the Common Stock or 53.8% as of the Record Date have consented in writing to the Actions. Such approval and consent constitute the approval and consent of a majority of the total number of shares of outstanding of Common Stock and are sufficient under the California General Corporation Law and the Company's Bylaws to approve the Actions. The Actions will not become effective before the date which is 21 days after this Information Statement was first sent to stockholders. You are urged to read the Information Statement in its entirety for a description of the Actions taken by the majority shareholders of the Company.

The Information Statement is first being mailed to stockholders of the Company on or about March 31, 2003. Only stockholders of record at the close of business on March 5, 2003 will be entitled to receive the Information Statement. Accordingly, the Actions will not be submitted to the shareholders of the Company for a vote and this Information Statement is being furnished to shareholders to provide them with certain information concerning the Action in accordance with the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the regulations promulgated thereunder, including Regulation 14C.

The Company will pay all costs associated with the distribution of the Information Statement, including the costs of printing and mailing.

FOR ADDITIONAL INFORMATION ABOUT ADVANCED REFRIGERATION TECHNOLOGIES, INC., REFERENCE IS MADE TO THE COMPANY'S QUARTERLY REPORT ON FORM 10-QSB.

The principal executive office of Advanced Refrigeration Technologies, Inc. is located at 9309 Narnia Drive, Riverside, California 92503.

APPROVAL OF GRANT OF DISCRETIONARY AUTHORITY TO THE BOARD OF
DIRECTORS TO EFFECT A REVERSE STOCK SPLIT OF OUTSTANDING COMMON STOCK AT A RATIO WITHIN THE RANGE FROM ONE-FOR-FIVE TO ONE-FOR-TEN

APPROVAL OF THE AMENDMENT OF THE COMPANY'S ARTICLES OF INCORPORATION TO INCREASE ITS AUTHORIZED CAPITAL TO A TOTAL OF 60 MILLION SHARES CONSISTING OF 50 MILLION SHARES OF COMMON STOCK AND 10 MILLION SHARES OF PREFERRED STOCK.

INTRODUCTION

Pursuant to Section 603 of the California General Corporation Law, the majority of the Company's shareholders (53.8%)and the Company's Board of Directors approved the increase of the Company's authorized capital to a total of 60 million shares consisting of 50 million shares of common stock and 10 million shares of preferred stock (the "Increase of Authorized Capital"), and a reverse split of all outstanding shares of our Common Stock at an exchange ratio in the range from one-for five to one-for-ten, with the exact ratio to be established within this range by the Board of Directors in its sole discretion at the time it elects to effect a split (the "Stock Split").

To effect the Increase of the Authorized Capital and Stock Split, the Board of Directors would file the approved proposed amendments to its Articles of Incorporation(collectively, the "Amendment") with the California Secretary of State along with any other necessary filings in accordance with California General Corporation Law. The Amendment will become effective 21 calendar days after the date of mailing of this Information Statement. The form of amendment to the Articles of Incorporation to effect the proposed Increase in the Authorized Capital and Stock Split would be in substantially the form attached to this Information Statement as Appendix A. As a result of the proposed Stock Split, the number of issued and outstanding shares of the Company's Common Stock would be reduced in accordance with the Stock Split exchange ratio. The par value of our Common Stock would remain unchanged at no par value per share, and the number of authorized shares of Common Stock would remain unchanged.

The Company's Board of Directors and the Company's majority shareholders holding 1,787,700 shares of common stock (53.8%) have approved the Increase in the Authorized Capital and Stock Split. The Board of Directors, however, has reserved the right to abandon the Stock Split, without further direction by the stockholders, at any time before the Stock Split becomes effective.

REASONS FOR THE REVERSE STOCK SPLIT AND INCREASE IN THE AUTHORIZED CAPITAL

     The Board of Directors believes that it is advisable and in the Company's best interests to have available additional authorized but unissued shares of Common Stock in an amount adequate to provide for the Company's future needs. The additional shares also will be available for issuance for any proper corporate purpose including, among other things, future acquisitions of property or securities of other corporations, merger transactions, stock dividends, stock splits, stock options, convertible debt and equity financing. The availability of additional authorized but unissued shares will be achieved by effectuating the Stock Split of the presently issued and outstanding common stock. This step is necessary, in the judgment of the Board of Directors, in order to attract potential new equity capital and carry out the Company's business objectives. The Stock Split may also enhance the desirability and marketability of the Company's Common Stock to the financial community and the investing public and potentially mitigate reluctance on the part of brokers and investors to trade in the Company's common stock.

The Board of Directors believes that stockholder approval of an exchange ratio range (rather than an exact exchange ratio) provides the Board of Directors with maximum flexibility to achieve the purposes of the Stock Split. In connection with any determination to effect a Stock Split, the Board of Directors will set the timing for such a split and select the specific ratio within the range. These determinations will be made by the Board of Directors.

POTENTIAL EFFECTS OF THE REVERSE STOCK SPLIT AND INCREASE IN THE AUTHORIZED CAPITAL

The immediate effect of the Stock Split would be to reduce the number of shares of the Company's Common Stock outstanding and to increase the trading price of the Company's Common Stock. Depending on the exact ratio selected by the Board of Directors, between five (5) and ten (10) shares of the Company's Common Stock outstanding immediately prior to the Stock Split will be reclassified and converted into one (1) share of the Company's Common Stock, which will continue to have no par value per share. Based on 3,322,840 shares of Common Stock outstanding as of the record date for this Stock Split, without accounting for fractional shares, which will be rounded up to the nearest whole share, between 664,568 shares and 332,284 shares of Common Stock would be outstanding as a result of the Stock Split.

The effect of any reverse stock split upon the market price of our Common Stock, however, cannot be predicted. Although some companies in similar circumstances who have effected a reverse stock split have experienced improved stock price performance, other companies have not. The trading price of the Company's Common Stock after the Stock Split may not rise in proportion to the reduction in the number of shares of the Company's Common Stock outstanding as a result of the Stock Split. Further, there can be no assurance that the Stock Split would lead to a sustained increase in the trading price of the Company's Common Stock. The trading price of the Company's Common Stock may change due to a variety of other factors, including the Company's operating results and factors related to its business and general market conditions.

The proposed Stock Split will affect all of the Company's stockholders uniformly and will not affect any stockholder's percentage ownership interests in the Company or proportionate voting power, except to the extent that the Stock Split results in any of the stockholders owning a fractional share. The fractional shares will be rounded up to the nearest whole share as a result of the Stock Split.

If the Stock Split is implemented, the rights and preferences of the outstanding shares of the Company's Common Stock would remain the same after the Stock Split.

The Stock Split will not affect the par value of shares of the Company's Common Stock. As a result, on the effective date of the Stock Split, the stated capital on the Company's balance sheet attributable to the Company's Common Stock will be reduced to between one-fifth and one-tenth of its present amount, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The per share net income or loss and per share net book value of the Company's Common Stock will be increased as a result of the Stock Split, because there will be fewer shares of Common Stock outstanding.

The Company had as of March 5, 2003, approximately 72 stockholders, and the number of such stockholders of record (as of March 5, 2003) will remain unchanged and unaffected by the proposed Stock Split. The Board of Directors believes that the proposed Stock Split will not have a reasonable likelihood or purpose of producing, either directly or indirectly the effects described in
Section 13e-3(a)(3)(ii) of the Securities Exchange Act of 1934, for the reasons stated above.

The Increase in the Authorized Capital of the Company would increase the authorized number of shares of common stock of the Company from 20 million to 50 million, and would authorize the issuance of up to 10 million shares of preferred stock.

AUTHORIZED SHARES OF COMMON STOCK

The Stock Split, if implemented, would not change the number of authorized shares of the Company's Common Stock. Accordingly, because the number of issued and outstanding shares of Common Stock would decrease, the number of shares remaining available for issuance under the Company's authorized pool of Common Stock would increase. The Increase in the Authorized Capital would increase the number of authorized shares of the Company as stated above. These additional shares of Common Stock would be available for issuance from time to time for corporate purposes such as raising additional capital, acquisitions of companies or assets and sales of stock or securities convertible into common stock. The Company believes that the availability of the additional shares will provide it with the flexibility to meet business needs as they arise, to take advantage of favorable opportunities and to respond to a changing corporate environment.

PROCEDURE FOR EFFECTING REVERSE STOCK SPLIT AND INCREASE IN THE AUTHORIZED
CAPITAL

     The Stock Split and Increase in the Authorized Capital of the Company will occur on the Effective Date without any action on the part of stockholders of the Company and without regard to the date or dates certificates presently representing shares of the Common Stock are physically surrendered for certificates representing the number of shares of the Common Stock such stockholders are entitled to receive as a consequence of the Stock Split. New certificates of Common Stock will be issued in due course as old certificates are tendered to the transfer agent acting also as an exchange agent for exchange or transfer. The fractional shares of Common Stock will be rounded up to the nearest whole share.

NO DISSENTERS' RIGHTS

Under the California General Corporation Law, the Company's stockholders are not entitled to dissenters' rights with respect to the Stock Split. The Company does not anticipate independently providing the stockholders with any such rights.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of material federal income tax consequences of the Stock Split and does not purport to be complete. It does not discuss any state, local, foreign or minimum income or other tax consequences. Also, it does not address the tax consequences to holders that are subject to special tax rules, including banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provisions of the United States federal income tax law as of the date hereof, which are subject to change retroactively as well as prospectively. This summary also assumes that the shares are held as a "capital asset," as defined in the Internal Revenue Code of 1986 (generally, property held for investment). The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of the stockholder.

ACCORDINGLY, EACH STOCKHOLDER IS URGED TO CONSULT HIS, HER OR ITS TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO HIM, HER OR IT OF THE STOCK SPLIT, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL OR FOREIGN INCOME TAX AND OTHER LAWS.

No gain or loss should be recognized by a stockholder upon the stockholder's exchange of shares pursuant to the Stock Split. The aggregate tax basis of the shares received in the Stock Split, including any fraction of a share deemed to have been received, would be the same as the stockholder's aggregate tax basis in the shares exchanged. The stockholder's holding period for the shares would include the period during which the stockholder held the pre-split shares surrendered in the Stock Split. Our beliefs regarding the tax consequence of the Stock Split are not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts will accept the positions expressed above. The state and local tax consequences of the Stock Split may vary significantly as to each stockholder, depending upon the state in which he or she resides.

VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

Persons Entitled to Notice

The Record Date for the determination of the shareholders entitled to notice of and to consent to the Action has been fixed as of the close of business on March 5, 2003. As of March 5, 2003, there were outstanding 3,322,840 shares of Common Stock. The Action has been duly approved by the Consenting Shareholders holding a majority of the outstanding Common Stock. Approval or consent of the remaining shareholders is not required and is not being solicited hereby or by any other means.

The California General Corporation Law does not provide for dissenters rights in connection with the adoption of the Action.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of March 5, 2003, the stock ownership of all persons known to own beneficially five percent or more of the Company's voting stock and all directors and officers of the Company, individually and as a group. Each person has sole voting and investment power over the shares indicated, except as noted. Unless otherwise stated in the notes to the table, each person named below has sole authority to vote and dispose of the shares shown. Under Rule 13d-3(d)(1) of the Securities Exchange Act of 1934, as amended, in calculating percentage ownership, each person named below is deemed to beneficially own securities that such person has the right to acquire within sixty days through the exercise of any option or warrant or through the conversion of any security. Shares of Common Stock subject to options or warrants currently exercisable, or exercisable within 60 days, are deemed outstanding for purposes of computing the percentage of the person holding such options or warrant, but are not deemed outstanding for purposes of computing the percentage of any other person. The address of those individuals for which an address is not otherwise indicated is 9309 Narnia Drive, Riverside, California 92503.

 NAMES OF DIRECTORS,
 NOMINEES FOR DIRECTOR,                     SHARES             PERCENTAGE
 EXECUTIVE OFFICERS,                     BENEFICIALLY         BENEFICIALLY
 AND 5% HOLDERS                             OWNED(3)              OWNED
-------------------------------------------------------------------------------

 Rick McEwan                                60,100                  1.8%
 President and Chairman
 c/o Company's address

 Charles E. McEwan                         702,000                 21.0%
 34 Kavenish Drive
 Rancho Mirage, CA 92270

 Allan E. Schrum (2)                       400,000                 12.0%
 Vice President and Director
 c/o Company's address

 David J. Kimber                           281,200                  8.0%
Former officer and director
 3603 W. Hidden Lane, #321
 Palos Verdes Peninsula, Ca 90724

 Clare C. Schrum (2)                       160,000                  5.0%
 Secretary
 c/o Company's address

 Mervin Wade Howenstine (1)                160,000                  5.0%
 7817 Smoley Way
 Citrus Heights, CA 95610

 Officers and Directors Total              620,100                 18.66%

----------
* Less than 1%

The Company's address is 9309 Narnia Drive, Riverside, CA 92503

 (1) Mr. Howenstine is a former officer of NECSI (the original developer of the Company's first product) and a co-inventor of that product.
 (2) Mr. and Mrs. Schrum are husband and wife. Mr. Schrum has 400,000 shares in his name and Mrs. Schrum has 160,000 shares in her name. Each disclaims beneficial ownership in the shares of the other.
 (3) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to the shares. Shares of Common Stock subject to options or warrants currently exercisable, or exercisable within 60 days, are deemed outstanding for computing the percentage of the person holding such options or warrants, but are not deemed outstanding for computing the percentage of any other person.

     The percentage of beneficial ownership is based upon 3,322,840 shares of Common Stock outstanding as of March 5, 2003

EXECUTIVE COMPENSATION

    No cash compensation was paid by
the Company to its present executive officers in excess of $100,000 per in the fiscal year ended December 31, 2001.

COMPENSATION OF DIRECTORS

     The Company's current directors do not received any type of compensation in conjunction with their services as directors.

                                    EXHIBITS

APPENDIX A              Amendment to Certificate of Incorporation

                                    BY ORDER OF THE BOARD OF DIRECTORS

                                    /s/ Rick McEwan
                                    --------------------------------------------
                                    Rick McEwan, President and Chairman

                                                                      Appendix A

                            CERTIFICATE OF AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                   ADVANCED REFRIGERATION TECHNOLOGIES, INC.,
                            A CALIFORNIA CORPORATION

         The undersigned certify that:

         1. They are the president and the secretary , respectively, of Advanced Refrigeration Technologies, Inc., a California corporation;

         2. Article Six of the Articles of Incorporation of this corporation is amended to read as follows:

         SIX: The aggregate number of shares which the Corporation shall have the authority to issue is SIXTY MILLION (60,000,000) shares of which stock FIFTY MILLION (50,000,000) shares at no par value per share shall be common stock and of which TEN MILLION (10,000,000) shares at a nondesignated par value per share, shall be preferred stock. Effective on April___, 2003, the common stock shall be reconstituted such that one new share of common stock shall be issued in exchange for each _____ outstanding shares of common stock. The Board of Directors is authorized, subject to limitations prescribed by law, to provide for the issuance of the shares of preferred stock in one or more series and to establish from time to time the number of shares to be included in each such series, and to fix the qualifications, limitations or restrictions thereof.

                  The authority of the Board of Directors with respect to each series of preferred stock shall include, but not be limited to, determination of the following:

                  (a) The number of shares constituting that series and the distinctive designation of that series;

                  (b) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

                  (c) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

                  (d) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such as the Board of Directors shall determine;

                                                       1

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                  (e)      Whether or not shares of that series shall be
                           redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions, and at different redemption dates;

                  (f) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

                  (g) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series;

                  (h) Any other relative rights, preferences and limitations of that series, unless otherwise provided by the certificate of determination.

         3. The foregoing amendment of Articles of Incorporation has been duly approved by the Board of Directors.

         4. The foregoing amendment of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902, California Corporations Code. The total number of outstanding shares of the corporation is 3,322,840. The total number of outstanding shares of the corporation following the one-for-_____ reverse stock split will be__________. The number of shares voting in favor of the amendment exceeded the vote required. The percentage vote required was more than 50%.

         We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Dated:   April ___, 2003

                                             -----------------------------------
                                             Rick McEwan, President

                                             -----------------------------------
                                             Clare C. Schrum, Secretary

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